UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

October 22, 2013

Date of Report (Date of earliest event reported)

YuMe, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36039	27-0111478
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1204 Middlefield Road, Redwood City, CA	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 591-9400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 22, 2013, the Board of Directors (the “Board”) of YuMe, Inc. (the “Company”) elected Daniel D. Springer, effective immediately, as a Class I director.

Mr. Springer, age 50, has been the Chief Executive Officer and a member of the Board of Directors of Responsys since April 2004.  Prior to Responsys, Mr. Springer was the Managing Director of Modem Media, the Chief Executive Officer of Telleo, Inc., and Chief Marketing Officer of NextCard.  He also has previous experience with McKinsey & Company, DRI/McGraw-Hill and Pacific Bell.  He holds an MBA from Harvard University and a BA in Mathematics and Economics from Occidental College.  Mr. Springer currently serves and has served as a Board member of several public and private companies including ELOAN (Banco Popular), ITI, eGroups (Yahoo!), as well as not for profit organizations including Shop.org, AdTech, The Randall Museum, The Urban School and The San Francisco Friends School.  Mr. Springer has also served as an Advisory Board member to many early stage companies including The Receivables Exchange, Switchouse and Topspin Media.

In connection with the appointment of Mr. Springer, Mr. Springer was granted restricted stock units in the amount of 14,060 shares of the Company’s common stock under the terms and conditions of the Company’s 2013 Equity Incentive Plan.  The restricted stock units will vest annually over a three (3) year period, provided that Mr. Springer continues to serve on the Board at the time of vesting.

Mr. Springer will also be entitled to a pro-rated portion of the applicable board retention fees based upon his service prior to the Company’s 2014 annual meeting of stockholders.  If Mr. Springer is re-elected to the Board at the Company’s 2014 annual meeting of stockholders, his compensation for services as a director shall thereafter be established as part of the Board’s regular annual review of director compensation. The Company also intends to enter into its standard form of indemnification agreement with Mr. Springer.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YuMe, Inc.

/s/ Tim Laehy

Tim Laehy
Chief Financial Officer
(Principal Financial Officer and Duly Authorized Signatory)

Dated: October 23, 2013

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